Exhibit 3.3

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4520

(775) 684 5708

Website: www.nvsos.gov

FILED DOCUMENT #20090744032-41
10/16/2009   2:45 pm
ENTITY NUMBER C13758-1999

Certificate of Designation (Pursuant to NRS 78.1955)

Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.	Name of corporation:

MEDIANET GROUP TECHNOLOGIES, INC.

2.

By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

1.

Designation and Amount. The shares of such series shall be designated as Series A Convertible Preferred Stock and the number of shares constituting such series shall be five million (5,000,000) with a par value of $0.01 per shares. Such number of shares may be increased or decreased from time-to-time by resolution of the Board of Directors; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A Convertible Preferred Stock.

(continued on next page)

3.	Effective date of filing (optional):

4.	Officer Signature:	/s/ Martin Berns Martin Berns, President

CERTIFICATE OF DESIGNATION, RIGHTS AND PREFERENCES

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

MEDIANET GROUP TECHNOLOGIES, INC.

(Continued)

2.            Certain Definitions. For the purposes of the Certificate of Designation, Preferences and Rights which embodies this resolution, unless the context otherwise requires, capitalized terms used and not otherwise defined in such Certificate of Designation, Preferences and Rights shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural):

“Additional Shares of Common Stock” shall mean all shares (including treasury shares) of common stock issued or sold by the Company after the date hereof, whether or not subsequently reacquired or retired by the Company, other than (i) shares of common stock issued upon conversion of the Series A Convertible Preferred Stock or (ii) shares of common stock issued concurrently with the issuance of the Series A Convertible Preferred Stock.

“Business Day” shall mean any day on which banks are open for business in Miami, Florida (other than a Saturday or Sunday), provided that any reference to “days” (unless Business Days are specified) shall mean calendar days.

“Commission” shall mean the Securities and Exchange Commission or any successor federal agency having similar powers.

“Common Stock” shall mean the common stock of the Company, par value $.001 per share, and any stock into which such stock shall have been converted or changed or any stock resulting from any reclassification of such stock and all other stock of any class or classes (however designated) of the Company, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

“Company” shall mean MediaNet Group Technologies, Inc., a Nevada corporation.

“Conversion Rate” shall mean the conversion rate set forth in Section 5.

“Convertible Security” shall mean with respect to the Company any evidence of indebtedness, shares of stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Holder” shall mean a holder of the Series A Convertible Preferred Stock.

“Options” shall mean rights, options or warrants subscribe for, purchase or otherwise acquire Additional Shares of Common Stock or Convertible Securities.

“Other Securities” shall mean, when referring to the Company, any stock (other than Company Common Stock) and any other securities of the Company or any other Person (corporate or otherwise) which the holder of Series A Convertible Preferred Stock shall at any time be entitled to receive, or shall have received, upon conversion of Series A Convertible Preferred Stock, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

3.             Dividends and Distributions.

Dividend Amounts and Payment Dates. Holders of Series A Convertible Preferred Stock shall participate pari passu with holders of Common Stock on the basis of 53.8229736 shares of Common Stock for each share of Series A Convertible Preferred Stock in any dividends declared and paid by the Company, but shall have no dividend preference.

4.             Voting Rights. The Holders of shares of Series A Convertible Preferred Stock shall have the following voting rights:

(a)       Number of Votes; Voting with Common Stock. Each holder of outstanding shares of Series A Convertible Preferred Stock shall be entitled to 53.8229736 votes for each share of Series A Convertible Preferred Stock held at the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except as provided by Nevada statutes, holders of Series A Convertible Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b)       Adverse Effects. The Company shall not amend, alter or repeal the preferences, rights, powers or other terms of the Series A Convertible Preferred Stock so as to affect adversely the Series A Convertible Preferred Stock or the Holders without the written consent or affirmative vote of at least a majority of the Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

5.             Mandatory Conversion.

(a)       In the event that the Company’s shareholders approve an increase in the Company’s authorized shares of Common Stock to not less than five hundred million (500,000,000) shares, then each share of the Series A Convertible Preferred Stock then outstanding shall automatically be converted into 53.8229736 shares of Common Stock without further action by the holders of the Series A Convertible Preferred Stock or the Company.

(b)       Reservation of Common Stock. The Company does not have reserved and available out of its authorized but unissued shares of Common Stock that number of its shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock. Accordingly, following the filing of this Certificate of Designation with the State of Nevada, the Company shall proceed to submit for approval by its shareholders, including the holders of the Series A Convertible Preferred Stock, an increase to not less than five hundred million (500,000,000) shares in the Company’s authorized shares of Common Stock. The Company shall have no other liability in the event such shareholder approval is not obtained.

(c)       Termination of Rights on Conversion. All shares of Series A Convertible Preferred Stock mandatorily converted as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, and also the right of the holders to receive dividends due but not paid (whether or not declared) under Section 3. Any shares of Series A Convertible Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Company may from time-to-time take such appropriate action as may be necessary to reduce the number of shares of authorized Series A Convertible Preferred Stock accordingly.

(d)       Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, change of control, share exchange or sale of assets for below), then and in each such event the holder of each share of Series A Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(e)       Adjustment for Merger, Reorganization, Change of Control, etc. In case of any consolidation, merger or share exchange of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company to another corporation to which the holders of Series A Convertible Preferred Stock shall have consented in accordance with Section 4 hereof or in the event that there is a Change of Control (as defined below), then each share of Series A Convertible Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Series A Convertible Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders of the Series A Convertible Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Series A Convertible Preferred Stock Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Convertible Preferred Stock.

(f)        No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Convertible Preferred Stock against impairment.

(g)       Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Rate then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Convertible Preferred Stock. Despite such adjustment or readjustment, the form of each or all stock certificate representing Series A Convertible Preferred Stock, if the same shall reflect the initial or any subsequent Conversion Rate, need not be changed in order for the adjustments or readjustments to be valued in accordance with the provisions of this Certificate of Designation, Preferences and Rights which shall control.

(h)       Notice to Shareholders. If:

(1)       the Company shall declare a dividend (or any other distribution) on its Common Stock; or

(2)       the Company shall declare a special nonrecurring cash dividend or a redemption of its Common Stock; or

(3)       the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

(4)       the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

(5)       the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company;

Then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Series A Convertible Preferred Stock, and shall cause to be mailed to the holders of Preferred Stock at their last address as they shall appear upon the stock books of the Company, at least thirty (30) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(i)        Curative Provision. If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Series A Convertible Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company’s capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Preferred Stock at least thirty (30) calendar days prior to the effective date of such action, and an appraiser selected by the holders of a majority in interest of the Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5) of the Conversion Rate (including, if necessary, any adjustment as to the securities into which shares of

Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Preferred Stock; provided, however, that the Company, after receipt of the determination by such appraiser, shall have the right to select an additional appraiser, in which case the adjustment shall be equal to the average of the adjustments recommended by each such appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be.

(j)        Issuance Taxes. The issuance of certificates for shares of Common Stock on any conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series A Convertible Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(k)       Prohibition of Certain Actions. The Company will not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may reasonably be requested by the Holder in order to protect the conversion privilege of such Holder against dilution or other impairment, consistent with the tenor and purpose of this Section 5. Without limiting the generality of the foregoing, the Company (A) will not increase the par value of any shares of any series of Common Stock receivable above the par value of the Series A Convertible Preferred Stock then in effect, (B) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of all Series A Convertible Preferred Stock from time to time outstanding, (C) will not take any action which results in any adjustment of the Conversion Rate if the total number of shares of Common Stock or Other Securities issuable after the action upon the conversion of all shares of Series A Convertible Preferred Stock would exceed the total number of shares of Common Stock or Other Securities then authorized by the Company’s Articles of Incorporation and available for the purpose of issue upon such conversion, and (D) will not issue any capital stock of any class which has the right to more than one vote per share or any capital stock of any class which is preferred as to dividends or as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding-up, unless the rights of the holders thereof shall be limited to a fixed sum or percentage (or floating rate related to market yields) of par value or stated value in respect of participation in dividends and a fixed sum or percentage of par value or stated value in any such distribution of assets.

6.             Sinking Fund. There shall be no sinking fund for the payment of any amount payable as dividends or in liquidation on Series A Convertible Preferred Stock or the redemption of any shares thereof.

7.             Liquidation, Dissolution or Winding Up.

(a)       Liquidation Value. Each share of the Series A Convertible Preferred Stock shall be deemed converted into 53.8229736 shares of Common Stock and shall participate pari passu with the Common Stock of the Company in the proceeds available to the Company’s shareholders upon the liquidation, dissolution, or winding up of the Company.

(b)       Business Combinations. Neither the consolidation, merger or other business combination of the Company with or into any other Person or Persons nor the sale of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section 7.

8.             Miscellaneous Provisions.

(a)       Shares Restricted. Neither the shares of Series A Convertible Preferred Stock nor the shares of Common Stock into which they are convertible have not been registered under the United States Securities Act of 1933, as amended, or applicable state securities laws. Such securities have been offered, sold and issued pursuant to exemptions from such laws.

(b)       Closing of Books. The Company will at no time close its transfer books against the transfer of any shares of Series A Convertible Preferred Stock or of any share of the Common Stock issued or issuable upon the conversion of Series A Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series A Convertible Preferred Stock.

(c)       Ranking. For purposes of the Certificate of Designation, Preferences and Rights embodying this resolution, any stock of any class or series of the Company shall be deemed to rank:

(1)       prior to shares of the Series A Convertible Preferred Stock, either as to dividends or upon liquidation, if the holders of stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the Holder of shares of the Series A Convertible Preferred Stock;

(2)       on a parity basis with shares of the Series A Convertible Preferred Stock, either as to dividends or upon liquidation if the holders of stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the Holder of shares of the Series A Convertible Preferred Stock

(d)       Headings of Subdivisions. The headings of the various Sections and other subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(e)       Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Convertible Preferred Stock and qualifications, limitations and restrictions thereon set forth in the Certificate of Designation, Preferences and Rights embodying this resolution is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences and relative, participating, optional and other special rights of Series A Convertible Preferred Stock and qualifications, limitations and restrictions thereon set forth therein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Convertible Preferred Stock and qualifications, limitations and restrictions thereon shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Convertible Preferred Stock and qualifications, limitations and restrictions thereon herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Convertible Preferred Stock and qualifications, limitations and restrictions thereon unless so expressed herein.